Exhibit 99.1

FARO Reports Second Quarter 2018 Financial Results

LAKE MARY, FL, July 25, 2018 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM, product design, public safety forensics, and 3D machine vision applications, today announced its financial results for the second quarter and six months ended June 30, 2018. Highlights from the second quarter included:

•	Quarterly sales of $98.2 million, up 18.8% year-over-year

•	3D factory quarterly sales up 13.3% year-over-year, construction BIM up 25.0%, emerging verticals up 50.3%

•	Strengthened gross margin to 58.7% for the quarter

•	Increased quarterly operating margin by 7.0 percentage points year-over-year

“For the fourth consecutive quarter, we delivered double-digit sales growth and increased gross margin year-over-year demonstrating improved execution of our strategy and FARO’s technological leadership in our vertical markets,” stated Dr. Simon Raab, President and Chief Executive Officer. “All segments reported strong year-over-year orders and sales growth, highlighted by our 3D factory segment. In the second quarter and extending into the current quarter, important new product releases will continue the expansion of our product range to better meet the technical needs and budgets of our customers. We have also accelerated our pace of acquisitions this year, having completed four year-to-date and adding important new technologies including 3D scanning for the dental market. Our global initiative of FAROBest! is aimed at operational excellence and will contribute to controlling our G&A and R&D expenses as a percentage of sales. Our actions delivered a 7-point improvement in operating margin year-over-year for the quarter.”

Second Quarter 2018
Total sales increased by $15.5 million, or 18.8%, to $98.2 million for the quarter ended June 30, 2018 from $82.7 million for the quarter ended June 30, 2017. Our second quarter sales increase was primarily a result of growth in product unit sales across all segments and higher average selling prices, primarily in our 3D factory segment. New order bookings increased by $17.5 million, or 19.7%, to $106.5 million for the quarter ended June 30, 2018 from $89.0 million for the quarter ended June 30, 2017.

Gross margin for the quarter was 58.7%, up 2.1 percentage points compared with 56.6% for the same prior year period primarily due to higher average selling prices and improved manufacturing efficiencies.

Our operating income increased by $6.1 million to $1.9 million for the second quarter of 2018, compared with an operating loss of $4.2 million for same prior year period. Operating margin increased to 2.0% for the second quarter of 2018, up 7.0 percentage points compared with the second quarter of 2017.

Net income for the second quarter of 2018 was $1.2 million or $0.07 per share, compared with a net loss of $3.6 million or loss of $0.22 per share for the second quarter last year.

Six months ended June 30, 2018
Total sales increased by $26.9 million, or 16.3%, to $191.1 million for the six months ended June 30, 2018 from $164.2 million for the six months ended June 30, 2017. Our sales increase was primarily driven by strong growth of product unit sales in our construction BIM and emerging verticals segments, higher average selling prices in our 3D factory segment, and service revenue growth. New order bookings increased by $26.8 million, or 15.2%, to $202.6 million for the six months ended June 30, 2018 from $175.8 million for the six months ended June 30, 2017.

Gross margin was 58.3% for the first six months of 2018, up 3.2 percentage points over the same prior year period mostly due to higher average selling prices and improved manufacturing efficiencies.

Operating income was $2.6 million for the six months ended June 30, 2018, reflecting an increase of $8.8 million compared with an operating loss of $6.2 million for the same prior year period.

Our net income for the six months ended June 30, 2018 was $1.7 million, or $0.10 per share, compared with a net loss of $5.1 million or loss of $0.30 per share for the first six months of 2017.

As of June 30, 2018, cash and short-term investments totaled $144.6 million, of which $88.4 million was held by foreign subsidiaries.

About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	Factory Metrology - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	Product Design - Capture detailed and precise 3D data from existing products permitting CAD analysis and redesign, after market design and legacy part replication

•	3D Machine Vision - 3D vision for both control and measurement to the manufacturing floor through 3D sensors and custom solutions

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser Tracker and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•
other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sales
Product	$75,720	$62,533	$146,301	$124,913
Service	22,524	20,149	44,777	39,331
Total sales	98,244	82,682	191,078	164,244
Cost of Sales
Product	27,878	24,455	54,762	51,513
Service	12,675	11,467	24,839	22,222
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	40,553	35,922	79,601	73,735
Gross Profit	57,691	46,760	111,477	90,509
Operating Expenses
Selling and marketing	30,084	26,022	58,355	48,894
General and administrative	11,320	11,877	22,393	22,576
Depreciation and amortization	4,377	3,989	8,720	7,707
Research and development	9,983	9,045	19,389	17,511
Total operating expenses	55,764	50,933	108,857	96,688
Income (loss) from operations	1,927	(4,173)	2,620	(6,179)
Other expense (income)
Interest income, net	(87)	(89)	(160)	(171)
Other expense, net	509	459	693	467
Income (loss) before income tax expense (benefit)	1,505	(4,543)	2,087	(6,475)
Income tax expense (benefit)	300	(918)	427	(1,389)
Net income (loss)	$1,205	$(3,625)	$1,660	$(5,086)
Net income (loss) per share - Basic	$0.07	$(0.22)	$0.10	$(0.30)
Net income (loss) per share - Diluted	$0.07	$(0.22)	$0.10	$(0.30)
Weighted average shares - Basic	16,966,928	16,700,718	16,902,390	16,692,500
Weighted average shares - Diluted	17,264,642	16,700,718	17,210,054	16,692,500

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	June 30, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$133,554	$140,960
Short-term investments	10,998	10,997
Accounts receivable, net	71,641	72,105
Inventories, net	60,349	53,786
Prepaid expenses and other current assets	21,086	16,311
Total current assets	297,628	294,159
Property and equipment:
Machinery and equipment	70,332	66,514
Furniture and fixtures	6,650	6,945
Leasehold improvements	20,039	19,872
Property and equipment at cost	97,021	93,331
Less: accumulated depreciation and amortization	(66,321)	(61,452)
Property and equipment, net	30,700	31,879
Goodwill	53,584	52,750
Intangible assets, net	23,842	22,540
Service and sales demonstration inventory, net	38,346	39,614
Deferred income tax assets, net	15,691	15,606
Other long-term assets	4,678	2,030
Total assets	$464,469	$458,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,764	$11,569
Accrued liabilities	24,950	27,362
Income taxes payable	1,672	4,676
Current portion of unearned service revenues	30,179	29,674
Customer deposits	2,944	2,604
Total current liabilities	71,509	75,885
Unearned service revenues - less current portion	13,291	11,815
Deferred income tax liabilities	590	695
Income taxes payable - less current portion	14,578	15,952
Other long-term liabilities	1,798	2,165
Total liabilities	101,766	106,512
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,440,073 and 18,277,142 issued, respectively; 16,978,758 and 16,796,884 outstanding, respectively	18	18
Additional paid-in capital	233,755	223,055
Retained earnings	172,649	168,624
Accumulated other comprehensive loss	(11,985)	(7,822)
Common stock in treasury, at cost; 1,461,315 and 1,480,258 shares, respectively	$(31,734)	$(31,809)
Total shareholders’ equity	$362,703	$352,066
Total liabilities and shareholders’ equity	$464,469	$458,578

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(in thousands)	June 30, 2018	June 30, 2017
Cash flows from:
Operating activities:
Net income (loss)	$1,660	$(5,086)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,720	7,707
Stock-based compensation	3,400	3,195
Provision for bad debts	211	230
Loss on disposal of assets	165	122
Provision for excess and obsolete inventory	504	736
Deferred income tax (benefit) expense	(190)	168
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	252	4,771
Inventories	(6,664)	(10,107)
Prepaid expenses and other current assets	(3,526)	(6,489)
(Decrease) increase in:
Accounts payable and accrued liabilities	(2,901)	1,610
Income taxes payable	(4,378)	(590)
Customer deposits	382	(163)
Unearned service revenues	2,372	(472)
Net cash provided by (used in) operating activities	7	(4,368)
Investing activities:
Proceeds from sale of investments	—	21,000
Purchases of property and equipment	(5,164)	(3,669)
Payments for intangible assets	(1,186)	(645)
Acquisition of businesses	(3,965)	(5,496)
Equity investments and advances to affiliates	(1,786)	—
Net cash (used in) provided by investing activities	(12,101)	11,190
Financing activities:
Payments on capital leases	(46)	(4)
Proceeds from issuance of stock related to stock option exercises	7,133	284
Net cash provided by financing activities	7,087	280
Effect of exchange rate changes on cash and cash equivalents	(2,399)	4,323
(Decrease) increase in cash and cash equivalents	(7,406)	11,425
Cash and cash equivalents, beginning of period	140,960	106,169
Cash and cash equivalents, end of period	$133,554	$117,594

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$1,205	$(3,625)	$1,660	$(5,086)
Currency translation adjustments, net of income tax	(9,377)	7,140	(4,163)	11,299
Comprehensive (loss) income	$(8,172)	$3,515	$(2,503)	$6,213

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	Three Months Ended			Six Months Ended
(revenue in thousands)	Q2 2018 Sales	Q2 2017 Sales	% Change	Q2 2018 Sales	Q2 2017 Sales	% Change
Reporting Segments
3D Factory(1)	$64,970	$57,363	13.3%	$126,328	$114,584	10.2%
Construction BIM(2)	23,567	18,859	25.0%	46,249	37,800	22.4%
Emerging Verticals(3)	9,707	6,460	50.3%	18,501	11,860	56.0%
Total	$98,244	$82,682	18.8%	$191,078	$164,244	16.3%

(1) The 3D Factory reporting segment (formerly known as Factory Metrology) includes our Factory Metrology and 3D Machine Vision verticals.
(2) The Construction BIM reporting segment contains solely our Construction BIM vertical (formerly known as Construction BIM-CIM).
(3) The Emerging Verticals reporting segment (formerly known as Other) includes our Product Design and Public Safety Forensics verticals.